Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 26, 2023, by and among Mercato Partners Acquisition Group, LLC, a Delaware limited liability company (the “Sponsor”), the Persons listed on Schedule I hereto (together with the Sponsor, each, a “Stockholder” and, collectively, the “Stockholders”), Mercato Partners Acquisition Corporation, a Delaware corporation (“SPAC”), Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”). Sponsor, the Stockholders, SPAC, the Company and New PubCo are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of SPAC Class B Common Stock and SPAC Warrants, in each case, as set forth on Schedule I attached hereto (with respect to such SPAC Class B Common Stock and SPAC Warrants owned by such Stockholder, collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, New PubCo and Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into a Business Combination Agreement (as may be amended or modified from time to time pursuant to the terms thereof, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (a) the Company will become a direct, wholly-owned subsidiary of New PubCo pursuant to a contribution by the Company Shareholders of all the issued and outstanding equity of the Company to New PubCo in exchange for newly issued New PubCo Ordinary Shares and (b) Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a direct, wholly-owned subsidiary of Intermediate 2 (as defined in the Business Combination Agreement), in each case, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Sponsor, the Company, Merger Sub, and New PubCo to enter into the Business Combination Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Stockholder hereby acknowledges that such Stockholder has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder shall be bound by and comply with Sections 7.4(b) (Communications Plan) and 7.11 (No Solicitation) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer; Lock-up.

(a) The Sponsor and each Stockholder hereby represents and covenants that, during the period commencing on the date hereof and ending on the earliest of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”), the Sponsor and each Stockholder shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any Subject Securities owned by the Sponsor or any Stockholder, as applicable, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of any Subject Securities owned by the Sponsor or any Stockholder, as applicable, in cash or otherwise, (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) through (iii) collectively, a “Transfer”) or (iv) agree to do, approve, or authorize any of the following; it being understood that for purposes of the Transfer of Lock-up Shares during the Lock-up Period, references to “Subject Securities” in this definition of “Transfer” shall be replaced with “Lock-up Shares”; provided, however, that the Sponsor may Transfer any such Subject Securities (a) to (i) any officers, directors or employees of SPAC or their respective Affiliates or family members or (ii) the other Stockholders or any direct or indirect partners, members or equity holders of the Stockholders, any Affiliates of the Stockholders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates, (b) as a bona fide gift or gifts or charitable contribution, (c) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof or (d) in the case of an individual, (i) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization, (ii) by virtue of laws of descent and distribution upon death of the individual or (iii) pursuant to a qualified domestic relations order (each a “Permitted Transfer”; it being understood that for purposes of the Transfer of Lock-up Shares during the Lock-up Period, the reference to “Subject Securities” in this definition of “Transfer” shall be replaced with “Lock-up Shares”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2(a) shall not relieve the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2(a) shall be null and void ab initio.

(b) Notwithstanding anything to the contrary set forth in that certain letter agreement, dated November 3, 2021, by and among SPAC, the Sponsor and certain of the SPAC’s current and former officers and directors (the “Insider Letter”) and subject to Section 1.2(e), during the Lock-up Period, the Stockholders shall not Transfer any Lock-up Shares (the “Lock-up”), other than (i) pursuant to a Permitted Transfer or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of New PubCo (the “New PubCo Board”) or a duly authorized committee thereof or other similar transaction which results in all of New PubCo’s stockholders having the right to exchange their New PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; provided, that any Transfer in the foregoing clauses (i) and (ii) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to New PubCo, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2(b) shall not relieve the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2(b) shall be null and void ab initio, and New PubCo shall refuse to recognize any such transferee of the Lock-up Shares as one of its equity holders for any purpose. In order to enforce this Section 1.2, New PubCo may impose stop-transfer instructions with respect to the Lock-up Shares (and any permitted transferees and assigns thereof) until the end of the Lock-up Period.

(c) The Sponsor and each Stockholder acknowledges and agrees that during the Lock-up Period, each certificate or book entry position statement evidencing Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) Notwithstanding the provisions set forth in Section 1.2(b), if the Lock-up Period, excluding in connection with a Lock-up Period Early Release (as defined below), is scheduled to end during a Blackout Period (as defined below) or within five (5) Trading Days (as defined below) prior to a Blackout Period, the Lock-up Period shall end ten (10) Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that New PubCo shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 6-K, at least two (2) Trading Days in advance of the Blackout-Related Release; and provided further, that the Blackout-Related Release shall not occur unless New PubCo shall have publicly released its earnings results for the quarterly period during which the Closing occurred.

(e) Notwithstanding the other provisions set forth in this Section 1.2 or anything to the contrary set forth herein or in the Business Combination Agreement, the Insider Letter or the Governing Documents of SPAC, the holders of Lock-Up Shares may sell an amount of the holder’s respective Lock-Up Shares (not to exceed fifty percent (50%) of such holder’s respective Lock-Up Shares) during the period starting on the Trading Day immediately following the Closing and ending on the final Trading Day of the calendar year in which the Closing occurs as the holder of such Lock-Up Shares determines in good faith will provide such holder with net proceeds sufficient for such holder to cover any tax liabilities (including estimated tax liabilities) arising in connection with the transactions contemplated by the Business Combination Agreement (assuming for such purpose that each holder is taxed at the highest marginal U.S. federal, state and local income tax rate applicable to individuals on income or gain incurred in connection with such transactions, taking into account the character of the income in question), provided that any such shares that are not sold on or prior to the final Trading Day of the calendar year in which the Closing occurs shall, as of the first day of the immediately following calendar year, once again be subject to the other provisions of this Section 1.2.

(f) For purposes of this Section 1.2:

(i) the term “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act;

(ii) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in New PubCo’s securities would not be permitted under New PubCo’s insider trading policy;

(iii) the term “Change of Control” shall mean the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of New PubCo’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of New PubCo (or surviving entity) or would otherwise have the power to control the New PubCo Board or to direct the operations of New PubCo;

(iv) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (A) the date that is one year from the Closing Date and (B) the Lock-up Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is one (1) year after the Closing Date;

(v) the term “Lock-up Period Early Release Date” means the date on which the last reported sale price per New PubCo Ordinary Share equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date (the “Lock-up Period Early Release”);

(vi) the term “Lock-up Shares” means the New PubCo Ordinary Shares held by the Sponsor and each Stockholder immediately following the Closing (other than any New PubCo Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of such New PubCo Ordinary Shares occurs on or after the Closing);

(vii) the term “Permitted Transferees” means (A) prior to the Expiration Time, any person or entity to whom each Stockholder is permitted to Transfer its, his or her respective Subject Securities and (B) from and after the Closing and prior to the expiration of the Lock-up Period, any person or entity to whom the Sponsor is permitted to Transfer the Lock-up Shares, in each case of clauses (A) and (B), pursuant to this Section 1.2; and

(viii) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(g) For the avoidance of any doubt, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to its Lock-up Shares during the Lock-up Period, including the right to receive dividends and the right to vote any of its Lock-up Shares.

Section 1.3 New Shares. Each Stockholder hereby acknowledges and agrees that, in the event that (a) any SPAC Common Stock, SPAC Warrants or other equity securities of SPAC are issued to such Stockholder after the date of this Sponsor Agreement pursuant to any stock dividend (including any dividend or distribution of securities convertible into capital stock), stock split, recapitalization, reclassification, combination, exchange or any similar event of SPAC Common Stock or SPAC Warrants of, on or affecting the SPAC Common Stock or SPAC Warrants owned by such Stockholder or otherwise, (b) such Stockholder purchases or otherwise acquires beneficial ownership of any SPAC Common Stock, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement, or (c) such Stockholder acquires the right to vote or share in the voting of any SPAC Common Stock or other equity securities of SPAC after the date of this Sponsor Agreement (such SPAC Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by such Stockholder as of the date hereof.

Section 1.4 Closing Date Deliverables. Each Stockholder agrees that, on the Closing Date, such Stockholder shall deliver to SPAC, the Company and New PubCo a duly executed copy of the Registration Rights Agreement, by and among SPAC, New PubCo, the Sponsor, certain of New PubCo’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit A to the Business Combination Agreement.

Section 1.5 Sponsor Agreements.

(a) Each Stockholder agrees that, at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, such Stockholder shall (i) appear at each such meeting or otherwise cause all of its shares of SPAC Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of SPAC Common Stock:

(1) in favor of each SPAC Stockholder Matter and each other proposal related to the Transactions included on the agenda for the special meeting of SPAC Stockholders relating to the Transaction;

(2) against any SPAC Business Combination or any SPAC Stockholder proposal relating to a SPAC Business Combination (in each case, for the avoidance of doubt, other than a SPAC Stockholder Matter);

(3) against any business combination agreement or merger agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (in each case, other than in connection with the Transactions or pursuant to the Business Combination Agreement or the Transaction Agreements);

(4) against any change in the business, management or board of directors of SPAC (other than in connection with the Transactions or pursuant to the Business Combination Agreement or the Transaction Agreements); and

(5) against any proposal, action or agreement that would (A) impede, frustrate, materially delay, adversely affect, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Contribution Agreement or any of the other transactions contemplated by any of the Transaction Agreements, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII (Conditions to the Transaction) of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Each Stockholder hereby agrees that such Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(b) Except as set forth herein, the Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of SPAC Class A Common Stock owned by the Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(c) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company and New PubCo (which consent shall not be unreasonably conditioned, delayed or denied so long as such modification or amendment is in connection with or relates to the transactions contemplated by the Business Combination Agreement or other Transaction Agreement), such Stockholder shall not modify or amend any Contract listed on Schedule II hereto.

(d) During the period commencing on the date hereof and ending on the Expiration Time, Sponsor and its Affiliates shall fund, or cause to fund, the ordinary working capital expenses of SPAC in connection with the Transactions.

(e) Each Stockholder hereby waives, and agrees not to assert or perfect (and agrees to cause not to be asserted and perfected), any appraisal or dissenters’ rights with respect to any of the Subject Securities in connection with the Merger.

Section 1.6 Further Assurances. Each Stockholder hereby covenants and agrees to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Legal Requirements to consummate the transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

Section 1.8 Insider Letter. Neither the Sponsor nor SPAC shall amend, terminate or otherwise modify the Insider Letter without the Company’s prior written consent.

Section 1.9 Waiver of Anti-Dilution Provision. Each Stockholder hereby (but subject to the consummation of the Merger and the Contribution) irrevocably and unconditionally waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Second Amended and Restated Certificate of Incorporation of SPAC (as may be amended from time to time, the “Charter”), and agrees not to assert or perfect the rights contained in the provisions of Section 4.3(b) of the Charter to have the SPAC Class B Common Stock convert to SPAC Class A Common Stock at a ratio of greater than one-for-one or any other anti-dilution or similar protection with respect to the shares of SPAC Class B Common Stock owned by such Stockholder. The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and this Sponsor Agreement (and any shares of SPAC Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Business Combination Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.10 Sponsor Indemnity.

(a) Subject to Section 1.10(b), Section 1.10(c) and Section 1.10(d), for a period of two (2) years after the Closing Date, New PubCo will indemnify and hold harmless the Sponsor and its members, managers and officers (collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and reasonable, documented out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by such person on or after the date of this Sponsor Agreement, arising out of any Third Party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (collectively, “Actions”), in each case, resulting from, relating to or arising out of, the Company’s ownership and operation of the assets and businesses of the Group Companies prior to the Closing Date which (a) names any Indemnified Party as a defendant (or co-defendant) and (b) for which a final and non-appealable decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a settlement for which New PubCo shall have given prior written consent shall have been consummated, that provides that an Indemnified Party is responsible for all or any portion of such Indemnified Liabilities; provided, that the foregoing shall not apply to any Indemnified Liabilities to the extent arising out of:

(i) any breach by the Sponsor or its members, managers and officers, SPAC, or any of their respective Affiliates of this Sponsor Agreement or the Business Combination Agreement;

(ii) the willful misconduct, gross negligence or fraud of the Sponsor or its members, managers and officers; or

(iii) to the extent arising from any action or inaction by New PubCo or any of its Affiliates from the date of this Sponsor Agreement, (I) if New PubCo or such Affiliate was expressly required to take such action or inaction, in each case, pursuant to this Sponsor Agreement or the Business Combination Agreement or (II) if SPAC, at the direction of Sponsor, has, in writing, directed or requested New PubCo or any of its Affiliates to take such action or inaction;

provided, further, that, solely with respect to Indemnified Liabilities incurred by the Indemnified Parties relating to Taxes of the Group Companies, New PubCo shall indemnify and hold harmless the Indemnified Parties for a period of six (6) years following the Closing Date. “Third Party” shall mean any Person other than a Party or any of its Affiliates or equityholders (including any Affiliates controlled by such equityholders solely through the direct or indirect ownership of voting securities thereof).

(b) New PubCo shall not be liable to the Indemnified Parties under this Section 1.10 until the aggregate amount of all Indemnified Liabilities in respect of indemnification under this Section 1.10 exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), in which event New PubCo shall be liable for all such Indemnified Liabilities only to the extent the aggregate Indemnified Liabilities exceed the Deductible up to the thresholds set forth in Section 1.10(c).

(c) New PubCo’s liability for any indemnification under this Section 1.10 for Indemnified Liabilities shall not exceed: (i) with respect to Intellectual Property matters or Tax matters of the Group Companies, Five Million Dollars ($5,000,000) in the aggregate, and (ii) with respect to all other Indemnified Liabilities, One Million Dollars ($1,000,000).

(d) IN NO EVENT WILL NEW PUBCO HAVE ANY LIABILITY UNDER THIS Section 1.10 FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE, OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS, DAMAGES BASED UPON A MULTIPLE OF EARNINGS, OR DIMINUTION IN VALUE, OR ANY SIMILAR DAMAGES, IN EACH CASE THAT WERE REASONABLY FORESEEABLE, EXCEPT TO THE EXTENT ACTUALLY RECOVERED FROM AN INDEMNIFIED PARTY BY A THIRD PARTY IN CONNECTION WITH A CLAIM.

(e) No Indemnified Party shall settle or compromise any Action without the prior written consent of New PubCo, which consent will not be unreasonably withheld, conditioned or delayed.

(f) None of New PubCo or its Affiliates shall be permitted to (i) settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on, or requires any payment from the Indemnitee, or (ii) settle or compromise any third-party claim that does not fully and unconditionally release the Indemnified Party, in each case, without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(g) Upon and after becoming aware of any circumstance that has given rise to or would reasonably give rise to an indemnification obligation hereunder, New PubCo and the Indemnified Party shall, and shall cause their respective Affiliates to, take commercially reasonable efforts to mitigate such Indemnified Liability; provided, however, that any failure to mitigate, in and of itself, shall not preclude such Indemnified Party’s right to recovery hereunder except to the extent that New PubCo is actually prejudiced thereby.

(h) If and upon making any payment to an Indemnified Party in respect of any Indemnified Liability pursuant to this Section 1.10, New PubCo will, to the extent of such payment, be subrogated to all rights of the Indemnified Party with respect to any insurance benefits or other claims of the Indemnified Party against any insurer with respect to such Indemnified Losses and with respect to the claim giving rise to such Indemnified Losses. Such Indemnified Party (and its Affiliates) and New PubCo will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Stockholders. Each Stockholder represents and warrants as of the date hereof to SPAC, the Company and New PubCo (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is a legal entity, it is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other Parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of such Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Stockholder’s Subject Securities listed opposite such Stockholder’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Governing Documents of SPAC, (iii) the Business Combination Agreement, (iv) the Insider Letter or (v) any applicable securities Legal Requirements. Such Stockholder’s Subject Securities are the only equity securities in SPAC owned of record or beneficially by such Stockholder on the date of this Sponsor Agreement, and none of such Stockholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder or under the Insider Letter. Other than the SPAC Warrants held by such Stockholder, such Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) if such Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except, solely with respect to Sponsor, as described on Section 5.18 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby or by the Business Combination Agreement based upon arrangements made by such Stockholder, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Stockholder nor anyone related by blood, marriage or adoption to such Stockholder or, to the knowledge of such Stockholder, any Person in which such Stockholder has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. Such Stockholder understands and acknowledges that each of SPAC, the Company and New PubCo is entering into the Business Combination Agreement in reliance upon such Stockholder’s execution, delivery, and performance of this Sponsor Agreement. Such Stockholder has received and reviewed the Business Combination Agreement and this Sponsor Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Sponsor Agreement, and fully understands, accepts, and agrees to comply with all of the provisions of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. With respect to each Stockholder, this Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time; provided that, Section 1.2, Section 1.10 and this Article III shall survive the Merger Effective Time in accordance with their terms, and (b) the written agreement of such Stockholder, SPAC, the Company, and New PubCo. Upon such termination of this Sponsor Agreement, all obligations of the Parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no Person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any Party from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement and the consummation of the transactions contemplated hereby, and any action, suit, dispute, controversy or claim arising out of this Sponsor Agreement and the consummation of the transactions hereby, or the validity, interpretation, breach or termination of this Sponsor Agreement and the consummation of the transactions hereby, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 3.3 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, TO THE EXTENT SUCH COURT DOES NOT HAVE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR DISTRICT OF DELAWARE, IN EACH CASE IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS SPONSOR AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT: (A) SUCH PERSON IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON; (B) SUCH LEGAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT; (C) SUCH PERSON’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION; (D) SUCH LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; OR (E) THE VENUE OF SUCH LEGAL PROCEEDING IS IMPROPER. EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY AGREES NOT TO COMMENCE OR PROSECUTE ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT OTHER THAN BEFORE ONE OF THE ABOVE-NAMED COURTS, NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS, WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF DELAWARE, AND FURTHER CONSENTS TO SERVICE OF PROCESS BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE GUARANTEEING OVERNIGHT DELIVERY, OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO Section 3.9 AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH MANNER OF SERVICE OF PROCESS. NOTWITHSTANDING THE FOREGOING IN THIS Section 3.3, ANY PARTY MAY COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT IN A COURT OTHER THAN THE ABOVE-NAMED COURTS SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY ONE OF THE ABOVE-NAMED COURTS.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SPONSOR AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A

THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 3.4 Certain Additional Matters. With respect to any Covered Tax Period, New PubCo hereby agrees to (and to cause its Affiliates to) provide to the Covered Holders: (i) a determination made by New PubCo as to whether New PubCo constitutes a passive foreign investment company as defined under Section 1297 of the Code with respect to the applicable Covered Tax Period, (ii) if New PubCo has made a determination it constitutes a passive foreign investment company as defined under Section 1297 of the Code with respect to an applicable Covered Tax Period, a determination made by New PubCo as to whether any of its Subsidiaries constitutes a passive foreign investment company as defined under Section 1297 of the Code with respect to the applicable Covered Tax Period, (iii) a PFIC annual information statement within the meaning of Treasury Regulation Section 1.1295-1, and any other information reasonably required to permit such persons to timely make and maintain a valid “qualified electing fund” election pursuant to Section 1295 of the Code, with respect to New PubCo or any Subsidiary of New PubCo that is treated as a passive foreign investment company during any Covered Tax Period, and (iv) to the extent commercially reasonable, information reasonably required for the Covered Holders to comply with their tax compliance and reporting responsibilities relating to their ownership of interests in New PubCo and its Subsidiaries. For purposes of this Sponsor Agreement, (i) the “Covered Holders” shall mean Sponsor, the direct or indirect owners of the Sponsor, the Stockholders, or, in each case, their respective Affiliates or Permitted Transferees and (ii) a “Covered Tax Period” means any taxable period that begins after or includes the Closing Date and that ends on or before or includes the final day of the first calendar year ending after the Closing Date during which the Covered Holders no longer, in the aggregate, hold at least five percent (5%) of the Lock-Up Shares held by the Covered Holders immediately after the Closing.

Section 3.5 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Sponsor Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 3.7, this Sponsor Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective Permitted Transferees, successors and permitted assigns.

Section 3.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and immediate and irreparable harm or damage would occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which any Party is entitled at law or in equity, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Sponsor Agreement, including an injunction or injunctions to prevent breaches of this Sponsor Agreement and specific enforcement of the terms and provisions of this Sponsor Agreement, in each case, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Sponsor Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 3.7 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, New PubCo and the Sponsor.

Section 3.8 Severability. In the event that any term, provision, covenant or restriction of this Sponsor Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Sponsor Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Sponsor Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) to the extent necessary, the Parties shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 3.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day; (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) when emailed, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day). Such communications, to be valid, must be addressed as follows:

If to SPAC, to:

Mercato Partners Acquisition Corporation

2750 E. Cottonwood Parkway, Suite #500

Cottonwood Heights, Utah

Attention: Scott Klossner

Email: sklossner@mercatopartners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson

Drew Capurro

Thomas Verity

Email:       ryan.maierson@lw.com

drew.capurro@lw.com

thomas.verity@lw.com

if to the Company or New PubCo, to:

Nuvini Holdings Limited

c/o Services Cayman Limited

Willow House, Cricket Square

P.O. Box 10008

Grand Cayman KY1-1001

Cayman Islands

Attention: Pierre Schurmann / Luis

Busnello

Email:       p@nuvini.com.br /

lab@nuvini.com.br Attention:

and

Nuvini S.A.

Rua Jesuíno Arruda

No. 769, Room 20-B

Itaim Bibi

São Paulo - SP, 04532-082

Federal Republic of Brazil

Attention: Pierre Schurmann/ Luis

Busnello

Email:       p@nuvini.com.br /

lab@nuvini.com.br

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606-4637

United States of America

Attention: Eddie Best / Esther Chang

Email:       ebest@mayerbrown.com /

echang@mayerbrown.com

and

Tauil & Chequer Advogados Associados

À Mayer Brown

Av. Pres. Juscelino Kubitschek

1455 - 5°, 6° e 7º andares

São Paulo – SP, 04543-011 - Vila Nova Conceição

Federal Republic of Brazil

Attention: Carlos Motta / Rodolfo Constantino de Tella

Email:       cmotta@mayerbrown.com /

rtella@mayerbrown.com

If to a Stockholder, to:

the address set forth opposite such Stockholder’s name on Schedule I hereto.

Section 3.10 Counterparts; Electronic Delivery. This Sponsor Agreement may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all such Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Sponsor Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Sponsor Agreement.

Section 3.11 Trust Account. Section 5.13 of the Business Combination Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.12 Entire Agreement. This Sponsor Agreement, including the Schedules hereto, the other Transaction Agreements and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each Stockholder, SPAC, the Company and New PubCo have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

MERCATO PARTNERS ACQUISITION GROUP, LLC

By:	Bullfrog Bay Trust, its sole member

By:	/s/ Diane Warnock
Name: Diane Warnock
Title: Trustee

[Signature Page to Sponsor Support Agreement]

SPAC:

MERCATO PARTNERS ACQUISITION CORPORATION

By:	/s/ Scott Klossner
Name: Scott Klossner
Title: Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

NUVINI HOLDINGS LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

[Signature Page to Sponsor Support Agreement]

NEW PUBCO:

NVNI GROUP LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

[Signature Page to Sponsor Support Agreement]

OTHER STOCKHOLDERS:

/s/ Scott Klossner
Scott Klossner

/s/ Greg Butterfield
Greg Butterfield

/s/ Greg Warnock
Greg Warnock

/s/ Michael Rosen
Michael Rosen

Context Partners Master Fund, L.P.
By: Context Capital Management, LLC, its general partner

/s/ Michael Rosen
Name: Michael Rosen
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Stockholders and Subject Securities

Name of Stockholder	SPAC Class B Common Stock	SPAC Warrants	Address for Notice
[ ]

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Securities Subscription Agreement, dated March 4, 2021, as amended June 8, 2021, by and between SPAC and Sponsor

2.	Promissory Note, dated March 4, 2021, issued by SPAC to Sponsor

3.	Insider Letter

4.	Private Placement Warrants Purchase Agreement, dated November 3, 2021, by and between SPAC and Sponsor

5.	Registration Rights Agreement, dated November 3, 2021, by and between the SPAC and certain securityholders, including Sponsor

6.	Indemnity Agreement, dated November 3, 2021, by and between the SPAC and Greg Butterfield

7.	Indemnity Agreement, dated November 3, 2021, by and between the SPAC and Joshua James

8.	Indemnity Agreement, dated November 3, 2021, by and between the SPAC and Michael Rosen

9.	Indemnity Agreement, dated November 3, 2021, by and between the SPAC and Greg Warnock

10.	Indemnity Agreement, dated November 3, 2021, by and between the SPAC and Scott Klossner

11.	Promissory Instrument, dated July 26, 2022, issued by SPAC to Sponsor

12.	Promissory Instrument, dated February 3, 2023, issued by SPAC to Sponsor

[Schedule II to Sponsor Support Agreement]